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                                                                          This filing is to be made pursuant to Rule 424(b)(2)
                                                                                              under the Securities Act of 1933
                                                                                in connection with Registration No. 333-121913


                                                          [CPS LOGO]

                                               CONSUMER PORTFOLIO SERVICES, INC.


                                                    CURRENT INTEREST RATES



                                   This is a supplement to the Prospectus dated May 19, 2005

                               CURRENT INTEREST RATES FOR RENEWABLE UNSECURED SUBORDINATED NOTES
                                         OFFERED BY CONSUMER PORTFOLIO SERVICES, INC.

                                                   INTEREST RATES EFFECTIVE
                                             AUGUST 15, 2005 - SEPTEMBER 23, 2005

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   PORTFOLIO
    AMOUNT (1)    $1,000-$2,999     $3,000-$24,999   $25,000-$49,999   $50,000-$74,999   $75,000-$99,999   $100,000 OR MORE
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                 Interest  Annual  Interest  Annual  Interest  Annual  Interest  Annual  Interest  Annual  Interest  Annual
   NOTE TERM      Rate %   Yield %  Rate %   Yield %  Rate %   Yield %  Rate %   Yield %  Rate %   Yield %  Rate %   Yield %
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   3 MONTH (2)     5.25     5.39     5.25     5.39     5.35     5.50     5.45     5.60     5.55     5.71     5.65     5.81
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   6 MONTH (2)     5.60     5.76     5.60     5.76     5.70     5.87     5.80     5.97     5.90     6.08     6.00     6.18
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    1 YEAR (3)     6.75     6.98     7.25     7.52     7.35     7.63     7.45     7.73     7.55     7.84     7.65     7.95
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    2 YEAR (3)     7.75     8.06     8.75     9.14     8.85     9.25     8.95     9.36     9.05     9.47     9.15     9.58
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    3 YEAR (3)     8.25     8.60     9.75    10.24     9.85    10.35     9.95    10.46    10.05    10.57    10.15    10.68
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    4 YEAR (3)     8.75     9.14     8.75     9.14     8.85     9.25     8.95     9.36     9.05     9.47     9.15     9.58
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    5 YEAR (3)     9.00     9.42     9.00     9.42     9.10     9.53     9.20     9.64     9.30     9.74     9.40     9.85
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   10 YEAR (3)     9.50     9.96     9.50     9.96     9.60    10.07     9.70    10.18     9.80    10.29     9.90    10.41
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                 1)       We determine the applicable portfolio amount at the time you purchase or renew a note by aggregating the principal amount of all notes issued by Consumer Portfolio
                          Services, Inc. that are currently owned by you and your immediate family members.
                          Immediate family members include parents, children, siblings, grandparents and grandchildren. Members of a sibling's family are also considered immediate family members if the holder's sibling is also a noteholder.

                 2)       The annual yield calculation assumes that:

                          a.       the term of the note is renewed sequentially for an entire year,
                          b.       the interest earned during each term is included in the principal amount for the next term,
                          c.       the listed interest rate is the interest rate for each term, and
                          d.       the accrued interest is paid annually. More frequent interest payments will reduce your annual yield.

                 3)       The annual yield calculation assumes that accrued interest is paid annually. More frequent interest payments will reduce your annual yield.

                 The description in this prospectus supplement of the terms of these notes adds to the description of the general terms and provisions of the notes in the prospectus dated
                 May 19, 2005. Investors should rely on the description of the notes in this supplement if it is inconsistent with the description in the prospectus.

                 Interest rates for notes purchased or renewed after September 23, 2005 are subject to change.

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